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                                                                    EXHIBIT 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                            KABIRA TECHNOLOGIES, INC.



        Paul Sutton certifies, as of July 5, 2000, that:

        (a) He is the President and Chief Executive Officer of Kabira Technologies, Inc., a Delaware corporation (the "Corporation").

        (b) The Certificate of Incorporation of the Corporation, originally filed March 27, 2000 with the Delaware Secretary of State, is hereby amended and restated in full to read in its entirety as follows:


                                   "Article I

        The name of the Corporation is "Kabira Technologies, Inc."


                                   Article II

        The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.


                                   Article III

        The Corporation is authorized to issue two classes of stock, designated Common Stock, par value $0.001 per share ("Common Stock"), and Preferred Stock, par value $0.001 per share ("Preferred Stock"). The number of shares of Common Stock that the Corporation is authorized to issue is 40,000,000. The number of shares of Preferred Stock that the Corporation is authorized to issue is 19,581,258, 1,161,899 shares of which shall be designated "Series A Preferred," 2,628,141 shares of which shall be designated "Series B Preferred," 1,092,752 shares of which shall be designated "Series C Preferred," 1,448,466 shares of which shall be designated "Series D Preferred," 8,500,000 shares of which shall be designated "Series E Preferred" and 4,750,000 shares of which shall be designated "Series F Preferred" (the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred are referred to collectively as the "Preferred Stock").



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        The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

        The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes of Common Stock and Preferred Stock or the holders thereof are as follows:

Section 1.     Dividends.

        The holders of the outstanding Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, dividends at the rate of $0.042 per share of Series A Preferred per annum, $0.14 per share of Series B Preferred per annum, $0.28 per share of Series C Preferred per annum, $0.35 per share of Series D Preferred per annum, $0.176 per share of Series E Preferred per annum and $0.5456 per share of Series F Preferred per annum (as adjusted for stock splits, stock dividends, recapitalizations and the like), payable in preference and priority to any payment of any dividend on Common Stock of the Corporation. Such dividends shall not be cumulative, and no right to such dividends shall accrue to holders of Preferred Stock or the holders of Common Stock unless declared by the Board of Directors. No dividends or other distributions shall be made with respect to the Common Stock in any fiscal year, other than dividends payable solely in Common Stock, until a dividend has been paid to or declared and set apart upon all shares of Preferred Stock at the annual rates set forth above during that fiscal year. After the holders of the Preferred Stock have received their dividend preference as set forth above, any dividends declared by the Board of Directors out of funds legally available therefor shall be shared equally among all outstanding shares on an as-converted basis. The holders of the outstanding Preferred Stock of any series can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least a majority of such series of Preferred Stock then outstanding, voting together as a separate series, and on an as-converted basis.

        (a) For purposes of this Section 1, unless the context otherwise requires, a "distribution" shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, payable other than in Common Stock, or the purchase or redemption of shares of the Corporation (other than repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase) for cash or property.

        (b) The provisions of Sections 502 and 503 of the California Corporations Code shall not apply with respect to repurchases by the Corporation of shares of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase.

Section 2.     Liquidation Preference.

        In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:


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        (a) the holders of Series A Preferred, Series B Preferred, Series C
Preferred, Series D Preferred, Series E Preferred and Series F Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, (i) in the case of the Series A Preferred, an amount per share equal to the sum of (A) $0.525 for each outstanding share of Series A Preferred (the "Original Series A Issue Price") and (B) an amount equal to declared but unpaid dividends on such share, (ii) in the case of the Series B Preferred, an amount per share equal to the sum of (A) $1.75 for each outstanding share of Series B Preferred (the "Original Series B Issue Price") and (B) an amount equal to declared but unpaid dividends on such share, (iii) in the case of the Series C Preferred, an amount per share equal to the sum of (A) $3.50 for each outstanding share of Series C Preferred (the "Original Series C Issue Price") and (B) an amount equal to declared but unpaid dividends on such share, (iv) in the case of the Series D Preferred, an amount per share equal to the sum of (A) $4.37 for each outstanding share of Series D Preferred (the "Original Series D Issue Price") and (B) an amount equal to declared but unpaid dividends on such share, (v) in the case of the Series E Preferred, an amount per share equal to the sum of (A) $2.20 for each outstanding share of Series E Preferred (the "Original Series E Issue Price") and (B) an amount equal to declared but unpaid dividends on such share, and (vi) in the case of the Series F Preferred, an amount per share equal to the sum of (A) $6.82 for each outstanding share of Series F Preferred (the "Original Series F Issue Price") and (B) an amount equal to declared but unpaid dividends on such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Section 2(a).

        (b) Upon completion of the distribution required by subsection (a) of this Section 2, all of the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

        (c)

                  (i) For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected primarily for the purpose of changing the domicile of the Corporation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation; or (ii) a sale of all or substantially all of the assets of the Corporation.

                  (ii) In the event of any transaction described in Section 2(c)(i), if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                      (A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:


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                             (I)    If traded on a securities exchange or
through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;

                             (II)   If actively traded over-the-counter, the
value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                             (III)  If there is no active public market, the
value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                      (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (I), (II) or (III) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock or, if the Corporation and such holders cannot agree on such fair market value, it shall be determined by the Board of Directors of the Corporation, acting in good faith.

                  (iii) In the event the requirements of this subsection 2(c) are not complied with, the Corporation shall forthwith either:

                      (A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

                      (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(c)(iv) hereof.

                  (iv) The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of any transaction referred to in Section 2(c)(i). The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten
(10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.




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Section 3.     Redemption.

        (a) (i) Upon written notice to the Corporation by the holders of not less than a majority of the then outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis), received forty-five (45) days or more prior to the applicable Redemption Date (as defined below) the Corporation shall, subject to applicable law and pursuant to the limitations enumerated in subsections (ii)-(iii) below, redeem all or, if less than all, a specified percentage of all holders' shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred (which percentage shall be the same for the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred) at the date set for such redemption in such notice (the "Redemption Date"). Such Preferred Stock shall be redeemed by paying in cash or cancellation of indebtedness to the Corporation therefor
(a) a sum per share of Series A Preferred (as adjusted for any stock split, stock dividend, combination, or the like) equal to $0.525 together with all declared but unpaid dividends with respect to such share on the applicable Redemption Date, (b) a sum per share of Series B Preferred (as adjusted for any stock split, stock dividend, combination, or the like) equal to $1.75 together with all declared but unpaid dividends with respect to such share on the applicable Redemption Date, (c) a sum per share of Series C Preferred (as adjusted for any stock split, stock dividend, combination, or the like) equal to $3.50 together with all declared but unpaid dividends with respect to such share on the applicable Redemption Date, (d) a sum per share of Series D Preferred (as adjusted for any stock split, stock dividend, combination, or the like) equal to $4.37 together with all declared but unpaid dividends with respect to such share on the applicable Redemption Date, (e) a sum per share of Series E Preferred (as adjusted for any stock split, stock dividend, combination, or the like) equal to $2.20 together with all declared but unpaid dividends with respect to such share on the applicable Redemption Date, and (f) a sum per share of Series F Preferred (as adjusted for any stock split, stock dividend, combination, or the like) equal to $6.82 together with all declared but unpaid dividends with respect to such share on the applicable Redemption Date (such sums are referred to hereafter, in the aggregate for all Preferred Stock shares outstanding and eligible for redemption, as the "Aggregate Redemption Amount").

                  (i) The Corporation shall not be required to redeem Preferred Stock in an amount in excess of twenty-five percent (25%) of the Aggregate Redemption Amount prior to April 26, 2003, or an amount in excess of fifty percent (50%) of the Aggregate Redemption Amount prior to April 26, 2004, or an amount in excess of seventy-five percent (75%) of the Aggregate Redemption Amount prior to April 26, 2005, or an amount in excess of one hundred percent (100%) of the Aggregate Redemption Amount prior to April 26, 2006.

      (b) Any redemption of Series A Preferred effected pursuant to subsection 3(a) shall be made on a pro rata basis among the holders of the Series A Preferred in proportion to the number of shares of Series A Preferred proposed to be redeemed by such holders. Any redemption of Series B Preferred effected pursuant to this subsection 3(a) shall be made on a pro rata basis among the holders of the Series B Preferred in proportion to the number of shares of Series B Preferred proposed to be redeemed by such holders. Any redemption of Series C Preferred effected pursuant to this subsection 3(a) shall be made on a pro rata basis among the holders of the Series C Preferred in proportion to the number of shares of Series C Preferred proposed to be redeemed by such holders. Any redemption of Series D Preferred effected pursuant to this subsection 3(a) shall be made on a pro rata basis among the holders of the Series D Preferred in proportion to the number of shares of Series D Preferred proposed to be


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redeemed by such holders. Any redemption of Series E Preferred effected pursuant to this subsection 3(a) shall be made on a pro rata basis among the holders of the Series E Preferred in proportion to the number of shares of Series E Preferred proposed to be redeemed by such holders. Any redemption of Series F Preferred effected pursuant to this subsection 3(a) shall be made on a pro rata basis among the holders of the Series F Preferred in proportion to the number of shares of Series F Preferred proposed to be redeemed by such holders. If the funds of the Corporation legally available for redemption of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F
Preferred to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred. The shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obliged to redeem on any Redemption Date but that it has not redeemed; provided, however, that any redemption effected in accordance with this sentence shall be effected only after the Corporation shall have delivered written notice to the holders of each of the then outstanding shares of Preferred Stock exactly five business days prior to such redemption, which shall otherwise be effected immediately.

        (c) (i) At least thirty (30) but no more than sixty (60) days prior to the Redemption Date, written notice (the "Redemption Notice") shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day preceding the day on which notice is given) of the Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder or given by the holder to the Corporation for the purpose of notice, or, if no such address appears or is given, at the place where the principal executive office of the Corporation is located, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the price per share to be paid, determined in accordance with Section 3(a) hereof (the "Redemption Price"), the place at which payment may be obtained and the date on which such holder's rights as a holder of such shares terminate and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed. Except as provided in Section 3(c)(ii), on or after the Redemption Date, each holder of Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

      (ii) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of such shares as holders of Preferred Stock called for redemption on such Redemption Date (except the right to receive the Redemption Price



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without interest subsequent to the Redemption Date upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the powers, preferences and rights provided herein.

Section 4.     Conversion.

        The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

        (a) Right to Convert. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.525 by the applicable Conversion Price, determined as hereinafter provided, in effect at the time of conversion. Each share of Series B Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series B Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.75 by the applicable Conversion Price, determined as hereinafter provided, in effect at the time of conversion. Each share of Series C Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series C Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $3.50 by the applicable Conversion Price, determined as hereinafter provided, in effect at the time of conversion. Each share of Series D Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series D Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $4.37 by the applicable Conversion Price, determined as hereinafter provided, in effect at the time of conversion. Each share of Series E Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series E Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.20 by the applicable Conversion Price, determined as hereinafter provided, in effect at the time of conversion. Each share of Series F Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series F Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $6.82 by the applicable Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of Preferred Stock (the "Conversion Prices") shall initially be $0.525 with respect to the Series A Preferred, $1.75 with respect to the Series B Preferred, $2.873585 with respect to the Series C Preferred, $3.32437 with respect to the Series D Preferred $2.20 with respect to the Series E Preferred, and $6.82 with respect to the Series F Preferred. Such initial Conversion Prices shall be subject to adjustment as hereinafter provided.

      Upon conversion, all declared and unpaid dividends on the Preferred Stock shall be paid either in cash or in shares of Common Stock of the Corporation, at the election of the Corporation, wherein the


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shares of Common Stock shall be valued at the fair market value at the time of such conversion, as determined in good faith by the Board of Directors of the Corporation.

        (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price for such share upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public with gross proceeds to the Corporation (prior to underwriter commissions and offering expenses) of not less than $15 million and either (i) with respect to any such public offering which closes on or prior to December 31, 2000, a per share price to the public of at least $7.00 per share or (ii) with respect to any public offering which closes after such date, a per share price to the public of at least $10.23 per share (in either case, adjusted for any subdivisions, combinations, consolidation, or stock distributions or stock dividends with respect to such shares effected after the date this Amended and Restated Certificate of Incorporation was filed with the Secretary of State) (a "Qualified Public Offering"). Each share of Series A Preferred, Series B Preferred, Series C Preferred and Series F Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Prices upon the receipt by the Corporation of the affirmative vote at a duly noticed shareholders meeting or pursuant to a duly solicited written consent of the holders of more than fifty percent (50%) of the then outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred and Series F Preferred (voting together as a single class and not as separate series, and on an as-converted basis) in favor of the conversion of all of the shares of Series A Preferred, Series B Preferred, Series C Preferred and Series F Preferred. Each share of Series D Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the receipt by the Corporation of the affirmative vote at a duly noticed shareholders meeting or pursuant to a duly solicited written consent of the holders of more than fifty percent (50%) of the then outstanding shares of Series D Preferred (voting as a separate series) in favor of the conversion of all of the shares of Series D Preferred. Each share of Series E Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the receipt by the Corporation of the affirmative vote at a duly noticed shareholders meeting or pursuant to a duly solicited written consent of the holders of more than fifty percent (50%) of the then outstanding shares of Series E Preferred (voting as a separate series) in favor of the conversion of all of the shares of Series E Preferred. In the event of the automatic conversion of the Preferred Stock upon a Qualified Public Offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) pay cash equal to such fraction multiplied by the then-effective Conversion Price. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 4(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the



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Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion immediately prior to the closing of the offering or on the effective date of such written consent, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

        (d)    Adjustments to Conversion Price.

                  (i) Special Definitions. For purposes of this Section 4(d), the following definitions shall apply:

                       (1) "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or
Convertible Securities.

                       (2) "Original Issue Date" shall mean the date on which the first share of Series F Preferred was issued.

                       (3) "Convertible Securities" shall mean any evidences of indebtedness, shares (other than the Common Stock) or other securities convertible into or exchangeable for Common Stock.

                       (4) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the corporation on or after the Original Issue Date, other than shares of Common Stock issued or issuable at any time:

                             (A)    upon conversion of the Series A Preferred
Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock Series E Preferred Stock and Series F Preferred Stock authorized herein;

                             (B)    to officers, directors, employees and
customers of, and consultants to, the Corporation to be designated and approved by the Board of Directors, which approval shall include the affirmative vote of a majority of the directors designated by the holders of the Preferred Stock;

                             (C)    as a dividend or distribution on Preferred
Stock or any event for which adjustment is made pursuant to subparagraphs
(d)(v), (d)(vi) or (d)(vii) hereof;



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                             (D)    by way of dividend or other distribution on
shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (A), (C), or this clause (D) or on shares of Common Stock so excluded; provided that any such dividend or distribution be made on all such shares of Common Stock so excluded from the definition of Additional Shares of Common Stock or on shares of Common Stock so excluded; or

                             (E)    pursuant to any options, warrants or other
convertible securities outstanding as of the Original Issue Date.

                  (ii) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall issue after the Original Issue Date Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than the Conversion Price in effect for a particular series of Preferred Stock on the date of and immediately prior to such issue, then and in such event, the Conversion Price for such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding,
(2) the number of shares of Common Stock issuable upon conversion of the shares of Preferred Stock outstanding immediately prior to such issue and (3) the number of shares of Common Stock that the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding, (y) the number of shares of Common Stock issuable upon conversion of the shares of Preferred Stock outstanding immediately prior to such issue and (z) the number of such Additional Shares of Common Stock so issued; provided, however, that in each such case, the Conversion Price shall not be so reduced at that time if the amount of such reduction would be an amount less than one cent ($0.01), but any such amount shall be carried forward and reduction with respect thereto made at the time of any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate to one cent ($0.01) or more.

                  (iii)   Deemed Issuance of Additional Shares of Common Stock.

                      (1) Options and Convertible Securities. In the event the Corporation at any time or from time to time on or after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion, exercise and/or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(d)(iv) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                             (A)    no further adjustment in the Conversion
Price of the Preferred Stock shall be made upon the subsequent issue of shares of Common Stock upon the exercise of such Options or conversion, exercise and/or exchange of such Convertible Securities (or Options therefor);

                             (B)    if such Options or Convertible Securities
by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the conversion, exercise and/or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion, exercise and/or exchange under such Convertible Securities (or Options therefor);

                             (C)    upon the expiration of any such Options or
any rights of conversion or exchange under such Convertible Securities that shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                    (I)     in the case of Convertible
Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                                    (II)    in the case of Options for
Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to subsection 4(d)(iv)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                             (D)    no readjustment pursuant to clause (B) or
(C) above shall have the effect of increasing the Conversion Price of the Preferred Stock to an amount which exceeds the Conversion Price on the original adjustment date;

                             (E)    in the case of any Options that expire by
their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price of the Preferred Stock shall be made until the expiration or exercise of all such Options.

                  (iv) Determination of Consideration. For purposes of this
Section 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                      (1)    Cash and Property:  Such consideration shall:

                            (A)     insofar as it consists of cash, be computed
at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                            (B)     insofar as it consists of property other
than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

                            (C)     in the event Additional Shares of Common
Stock are issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors of the Corporation.

                      (2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing

                             (A)    the total amount, if any, received or
receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                             (B)    the maximum number of shares of Common
Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

                  (v) Adjustments for Subdivisions, Stock Dividends, Combinations or Consolidations of Common Stock. In the event the Corporation effects a subdivision, whether by stock split or stock dividend, or combination of its outstanding shares of Common Stock into a greater or smaller number of shares without a proportionate and corresponding subdivision or combination of its outstanding shares of Preferred Stock, then and in each such event the Conversion Price for each series of Preferred Stock shall be proportionally decreased or increased, respectively.

                  (vi) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 4, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their shares of Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred Stock.

                  (vii) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by capital reorganization, reclassification or otherwise, the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock or other securities or property equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change and, in any such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to change in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

                  (viii) Adjustment for Merger, Consolidation or Sale of Assets. In the event that at any time or from time to time after the Original Issue Date, the Corporation shall enter into any transaction described in Section 2(c)(i), each share of Preferred Stock as to which such transaction is not treated as a liquidation under Subsection 2(c)(i) shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such series of Preferred Stock would have been entitled to receive upon such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions set forth in this Section 4 with respect to the rights and interest thereafter of the holders of shares of the Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to change in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of Preferred Stock.

        (e) No Impairment. Except as permitted by applicable law and as provided in Section 6, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

        (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

        (g) Notices of Record Date. In the event that the Corporation shall propose at any time:

                  (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                  (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                  (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                  (iv) to merge or consolidate with or into any other corporation (or to merge or consolidate any Subsidiary with or into another corporation, other than this Corporation), or sell, lease or convey all or substantially all of the assets, property or business of a Subsidiary; then, in connection with each such event, unless notice is otherwise provided for in
Section 2(a)(iv) hereof, the Corporation shall send to the holders of the Preferred Stock:

                      (1) at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (i) and (ii) above; and

                      (2) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

        For purposes of this Section 4(g), the term "Subsidiary" shall mean a corporation or entity at least 50% of the outstanding equity securities of or equity interest in which are owned directly or indirectly by the Corporation or by one or more of its Subsidiaries.

       All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, by facsimile or by messenger, to the holders of Preferred Stock at such holder's address as shall have been furnished to the Corporation in writing (including the address, if any, of any counsel to such holder). Each such notice or other communications shall for all purposes hereunder shall be treated as effective or having been given when delivered if delivered personally or by facsimile, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid. Notwithstanding the notice requirements defined above, each such notice or other communications required or permitted hereunder to persons with addresses outside the United States shall be mailed by air mail or air courier and shall be treated as effective or having been given five (5) days after mailing.

Section 5.     Voting Rights.

        (a) Except as otherwise required by law or by Section 6 hereof, the holder of each share of Common Stock issued and outstanding shall have one vote with respect to such share and the holder of each share of Preferred Stock shall be entitled with respect to such share to a number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. Holders of Common Stock and Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.

        (b) Election of Directors. For so long as authorized shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred are outstanding, then the Corporation's board of directors shall be elected as follows:

                  (i) Common Stock Director. The holders of record of outstanding shares of Common Stock, voting separately as a class, shall be entitled to elect one (1) director;

                  (ii) Series A Preferred Director. The holders of record of outstanding shares of Series A Preferred, voting separately as a class, shall be entitled to elect one (1) director;

                  (iii) Series B Preferred Director. The holders of record of outstanding shares of Series B Preferred, voting separately as a class, shall be entitled to elect one (1) director;

                  (iv) Series D Preferred Director. The holders of record of outstanding shares of Series D Preferred, voting separately as a class, shall be entitled to elect one (1) director;

                  (v) Series E Preferred Director. The holders of record of outstanding shares of Series E Preferred, voting separately as a class, shall be entitled to elect one (1) director; and

                  (vi) All Other Directors. The holders of record of outstanding shares of Common Stock, Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred, voting together as a single class and not as separate series and on an as-converted basis, shall be entitled to elect all other directors. If at least 60% of the authorized shares of Series A Preferred are not outstanding, then the seat for the Series A Preferred director set forth in Section (b)(ii) herein shall be elected in accordance with this Section (b)(vi). If at least 40% of the authorized shares of

Series B Preferred are not outstanding, then the seat for the Series B Preferred director set forth in Section (b)(iii) herein shall be elected in accordance with this Section (b)(vi).

        (c) Quorum; Required Vote. At any meeting held for the purpose of electing directors to be elected solely by the holders of the Common Stock, Series A Preferred, Series B Preferred, Series D Preferred or Series E Preferred, respectively, the presence in person or by proxy of the holders of a majority of any such Common Stock or series of Preferred Stock shall constitute a quorum of the applicable class or series for purposes of electing directors to be elected solely by any such class or series. The holders of Common Stock, Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred representing a majority of the voting power of all the then-outstanding shares of such Common Stock and series of Preferred Stock shall together constitute a quorum for the election of the directors to be elected jointly by the holders of such Common Stock and series of Preferred Stock.

        (d) Required Vote. With respect to the election of any director or directors by the holders of the outstanding shares of a specified series, series', class or classes of stock given the right to elect such director or directors pursuant to Subsections 5(b)(i)-(vi) above ("Specified Stock"), that candidate or those candidates (as applicable) shall be elected who either: (1) in the case of any such vote conducted at a meeting of the holders of such Specified Stock, receive the highest number of affirmative votes of the outstanding shares of such Specified Stock, up to the number of directors to be elected by such Specified Stock; or (2) in the case of any such vote taken by written consent without a meeting, are elected by the unanimous written consent of the holder of shares of such Specified Stock.

        (e) Vacancy. If there shall be any vacancy in the office of a director elected by the holders of any Specified Stock pursuant to Subsection 5(b)(i-vi), then a successor to hold office for the unexpired term of such director may be elected by either: (a) the remaining director or directors (if any) in office that were so elected by the holders of such Specified Stock, by the affirmative vote of a majority of such directors (or by the sole remaining director elected by the holders of such Specified Stock if there is but one), or (b) the affirmative vote of holders of the shares of such Specified Stock that are entitled to elect such director under Subsection 5(b)(i)-(vi).

Section 6.     Covenants.

        (a) In addition to any other rights provided by law, so long as any Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

                  (i) repurchase or redeem any Preferred Stock, otherwise than pursuant to Redemption as set forth in Section 3 above;

                  (ii) redeem, purchase or otherwise acquire any share or shares of Common Stock, provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of service;

                  (iii) declare or pay dividends on or make any distribution on account of Common Stock;

                  (iv) permit any subsidiary of the Corporation to sell Common or Preferred Stock;

                  (v) increase or decrease the authorized number of shares of Preferred Stock;

                  (vi) amend or repeal any provision of, or add any provision to, the Corporation's Amended and Restated Certificate of Incorporation or Bylaws if such action would adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any Preferred Stock;

                  (vii) authorize a liquidation, dissolution, or winding up of the Corporation, either voluntarily or involuntarily. For purposes of this
Section 6(a)(vii), a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected primarily for the purpose of changing the domicile of the Corporation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation; (ii) a sale of all or substantially all of the assets of the Corporation; or

                  (viii) authorize or issue, or obligate itself to issue, any other equity security (including any other security convertible into or exercisable or exchangeable for any equity security) having a preference over, or being on a parity with, the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred with respect to voting, dividends, redemption, conversion or upon liquidation.

        (b) In addition to any other rights provided by law, so long as any Preferred Stock shall be outstanding, absent the unanimous consent of the Board of Directors of the Corporation, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis):

                  (i) mortgage, pledge or create a security interest in the assets of the Corporation;

                  (ii) make any guarantees for indebtedness to third parties; or

                  (iii) invest in any other company.

Section 7.     No Reissuance of Preferred Stock.

        No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

                                   Article IV

Section 1.     Limitation of Director's Liability.

        To the fullest extent not prohibited by the General Corporation Law of Delaware as the same exists or as it may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for conduct as a director.

Section 2.     Indemnification of Corporate Agents.

        The corporation shall indemnify to the fullest extent not prohibited by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, such person's testator or intestate is or was a director, officer, employee benefit plan fiduciary, or employee of the corporation or any predecessor of the corporation or serves or served at the request of the corporation or any predecessor of the corporation as a director, officer, agent, employee benefit plan fiduciary or employee of another corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise.

Section 3.     Repeal or Modification.

        Neither any amendment or repeal of this Article IV, nor the adoption of any provision of the corporation's Certificate of Incorporation inconsistent with this Article IV, shall eliminate or reduce the effect of this Article IV in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IV, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.


                                    Article V

        The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation, but the stockholders may make additional Bylaws and may alter or repeal any Bylaw whether adopted by them or otherwise.


                                   Article VI

        Except as otherwise set forth herein, the Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        (c) The foregoing amendment and restatement of the Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation.

        (d) The foregoing amendment and restatement of the Certificate of Incorporation has been duly approved by the required vote of the Corporation's stockholders entitled to vote in accordance with the Certificate of Incorporation of the Corporation and Sections 228, 242 and 245 of the General Corporations Law of the State of Delaware. The number of shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock voting in favor of the Amended and Restated Articles of Incorporation equaled or exceeded the vote required. The percentage vote required was a majority of the outstanding shares of Common Stock and a majority of the outstanding shares of Preferred Stock, each voting separately as a class.

        IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation at San Rafael, California as of the date first set forth above.


                              /s/ PAUL SUTTON
                              -------------------------------------------------
                              Paul Sutton, President and Chief Executive Office